Exhibit 3.1

AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

ELEVAI LABS INC.

The undersigned, being the duly authorized Chief Executive Officer, President, and Chief Financial Officer of Elevai Labs Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.	Amendment to Section 2.4 of Amended and Restated Bylaws. Pursuant to the authority granted in the Amended and Restated Bylaws (the “Bylaws”) of the Company, the following amendment to the Bylaws was duly adopted by the Board of Directors of the Company on November 20, 2024, and is effective as of November 20, 2024. Articles II, Section 2.4, is hereby amended and restated in its entirety as follows:

“Section 2.4. Quorum. Except as otherwise provided by applicable law, the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”) or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing one-third (1/3) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed on November 20, 2024.

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Executive Officer, President, and Chief Financial Officer